Exhibit 10.1

November 15, 2022

Christopher R, Hetterly
Palo Alto, CA

Via Email - crhetterly@gmail.com

Dear Chris,

We are pleased to offer you the position of CHIEF FINANCIAL OFFICER of Nanomix Corporation (the “Company”). As Nanomix Chief Financial Officer, you will be responsible for all financial aspects of the Nanomix business. Your compensation will include a salary of $270,000 on an annual basis less all applicable deductions and withholdings, paid semi-monthly, and an annual bonus target of $80,000 based on agreed objectives (pro-rated for any partial year of service). If you accept this offer, we expect that you will begin working on or before December 2, 2022.

The first-year bonus will be paid based on achieving a capital raise of $25M or more within one year or a change of control transaction. Following years’ bonus targets will be adjusted to operating plan metrics as agreed and approved by the Board of Directors Compensation Committee.

On the first day of the month following your start date, you will be eligible to participate in a comprehensive benefits package which includes medical, dental, life and vision insurance, 401(K), 18 days of vacation, 6 sick days, and holidays. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

As equity compensation, subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 500,000 shares of the Company’s common stock. The price of such shares shall be the fair market value of the stock at the time of the grant as determined by the Company’s Board of Directors. Your option to purchase shares of the Company will be subject to vesting on the following terms: 12.5% shall vest six months after your start date with the balance vesting equally on a monthly basis over the subsequent 42 months subject to the option plan documents. Change of control accelerated vesting shall be in effect for these options as defined in the 2021 EIP Plan documents.

Your employment pursuant to this offer is contingent on your providing the Company with the legally- required proof of your identity and authorization to work in the United States and the completion of a satisfactory Background Check and Reference Check. As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the Proprietary Information and Inventions Agreement which, among other things, prohibits the unauthorized use or disclosure of the Company’s proprietary information.

2121 Williams St. ● San Leandro, CA 94577 ● 510-428-5300

We hope that your employment with the Company will be satisfying and successful. In order to assure the efficient resolution of any employment-related disputes that may arise between us, we (both you and the Company) agree that any employment-related disputes between us that we are unable to resolve through direct discussion or mediation will be handled through arbitration administered by the American Arbitration Association, pursuant to the Company’s Dispute Resolution Program. This agreement to arbitrate is a waiver of the right to file a lawsuit in court and/or the right to have a jury trial.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter. We will provide the Proprietary Information and Inventions Agreement for you to sign when you begin employment. This offer, if not accepted, will expire on November 21, 2022.

This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company’s employment policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company.

We very much look forward to having you join us.

Sincerely,

/s/ Thomas Schlumpberger
Thomas Schlumpberger
CEO
Nanomix Corporation

ACCEPTANCE:

I have read and accept this employment offer.

/s/ Christopher R. Hetterly
Christopher R. Hetterly

Date: 11/15/22

2121 Williams St. ● San Leandro, CA 94577 ● 510-428-5300